EXHIBIT 99.1

WORLD AIRWAYS FILES WITH DOT TO LINK
SILICON VALLEY AND CHINA

PEACHTREE CITY, Ga. (Sept. 27, 2004) – San Jose, Calif., would be the next U.S. gateway to the People’s Republic of China if the U.S. Department of Transportation (DOT) approves a World Airways (NASDAQ: WLDA) application for rights to operate round-trip cargo service to Shanghai and Guangzhou, China in 2006. World would operate six round-trip cargo flights a week serving San Jose and Houston using its wide-body MD-11F freighter aircraft.

The proposed schedule would offer four flights each week between San Jose and Shanghai, and two flights to Guangzhou. All six flights would originate at Houston’s Bush Intercontinental Airport. The filing responds to new China route authority the DOT will award following a U.S. agreement with the Chinese government.

“These services would expand the number of U.S. markets with access to the People’s Republic of China,” said Randy Martinez, World’s president and chief executive officer. “Service to San Jose would link the Silicon Valley, America’s leading high technology region, with China’s emerging high technology industry. Houston is the nation’s seventh-largest city, recognized as a center for several major industries including energy exploration and production, financial services and cargo transportation.”

“World’s choice of San Jose makes excellent business sense for both the airline and for Silicon Valley’s airport,” said San Jose Mayor Ron Gonzales. “Expanding trade between China and the U.S. will benefit our high technology industries, strengthen our local and national economy, and improve our global competitiveness. I’m delighted to welcome World Airways to San Jose.”

“We are very excited about the possibility of this new all-cargo service to China from Houston,” said Houston Mayor Bill White. “I am sure the business and shipping community would join me in expressing their desire for this highly sought-after direct air link to China.”

Scheduled cargo flights would enhance World’s current services, diversifying its widespread cargo and passenger charter business. World currently operates charter cargo service out of Taipei, Taiwan for China Airlines and EVA Airways to the United States, and the company recently announced it will provide the first U.S. aircraft service into Xian, China, next month for customer Lufthansa Cargo Charter, serving Nuremberg, Germany.

“Our 56-year-old company has unmatched global experience, typically flying to more than 140 airports in 50 countries around the world in a given year,” Martinez said. “We also are leasing two additional MD-11 cargo aircraft in the spring of 2005 to expand our cargo capacity to meet growing demand.”

World Airways is a U.S.-certificated air carrier providing customized transportation services for major international cargo and passenger carriers, the United States military, and international leisure tour operators. Founded in 1948, World operates a fleet of 16 wide-body aircraft to meet the specialized needs of its customers. For information, visit www.worldairways.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the company’s periodic reports filed with the SEC (reports are available from the company upon request). These various risks and uncertainties may cause the company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of the company in this release.]

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